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                                                                     Exhibit 5.1

                                  July 23, 1999


MGPX Ventures, Inc.
17337 Ventura Boulevard, Suite 224
Encino, California 91316

Re:  MGPX Ventures, Inc. (the "Company") - Registration on Form S-8

Ladies and Gentlemen:

         Our opinion has been requested in connection with the registration of 100,000 shares of common stock of the Company (the "Shares") which underlie options granted to Buddy Young pursuant to that certain stock option agreement dated as of June 8, 1999 between the Company and Buddy Young (the "Option Agreement"). The Shares are being registered in the registration statement on Form S-8 to which this opinion is appended as an exhibit (the "Registration Statement").

         We have examined such corporate records and other documents and made such examination of law as we have deemed relevant. Based on and subject to the above, it is our opinion that the Shares, when issued pursuant to terms of the Option Agreement, will be duly authorized, legally issued, fully paid and non-assessable.

         We are members of the Bar of the State of California and we do not express any opinion herein concerning any law other than the law of the State of California, the General Corporation Law of the State of Delaware and the federal law of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Interests of Named Experts and Counsel" in the Registration Statement.

                                               Very truly yours,

                                               /s/ Miller & Holguin

                                               MILLER & HOLGUIN